IKON SUBSIDIARY ANNOUNCES TENDER FOR JUNE 2008 NOTES

Valley Forge, Pennsylvania - March 29, 2004 - IKON Office Solutions ("IKON") (NYSE: IKN) announced today that its U.S. leasing subsidiary, IOS Capital, LLC ("IOSC"), is tendering for up to $250 million of the outstanding $345 million of 7.25% notes due June 2008 (the "Notes") (CUSIP No. 462230 AB9). The Company intends to finance the tender offer with a portion of the net proceeds from IKON's previously disclosed sale (the "GE Transaction") of certain assets and liabilities to General Electric Capital Corporation. In connection with the GE Transaction, IOSC will merge into IKON and IKON will assume all of IOSC's obligations in respect of the Notes and the tender offer. All references to the "Company" herein are to IOSC and, upon its merger into IKON, IKON as its successor.

The tender offer is being made pursuant to an Offer to Purchase dated March 29, 2004, and the related Letter of Transmittal, which fully set forth the terms of the tender offer. All capitalized terms not defined herein have the meanings assigned to such terms in the Offer to Purchase. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 26, 2004, unless extended (the "Expiration Date").

Subject to the terms and conditions of the tender offer, including the proration features described below:


     o The consideration (the "Tender Offer Consideration") payable with respect to each $1,000 principal amount of Notes validly tendered and accepted for payment will be $1,080. The Tender Offer Consideration will be payable only to holders of Notes that validly tender and do not withdraw such Notes before the Expiration Date.

     o Holders who validly tender and do not withdraw their Notes prior to 5:00 p.m., New York City time, on April 12, 2004 (the "Early Tender Date"), will receive an amount (the "Total Consideration") equal to the Tender Offer Consideration plus an early tender premium of $25 per $1,000 principal amount of Notes accepted for payment.

     o In addition to the Total Consideration or the Tender Offer Consideration, holders also will receive accrued and unpaid interest on Notes validly tendered and accepted for payment to, but not including, the settlement date.

     o As described in the Offer to Purchase, Notes tendered prior to 5:00 p.m., New York City time, on the Early Tender Date may be withdrawn from the tender offer prior to 5:00 p.m., New York City time, on the Early Tender Date. Other than in the limited circumstances described in the Offer to Purchase, Notes previously tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Early Tender Date and Notes tendered thereafter may not be withdrawn from the tender offer.

If the amount of Notes validly tendered and not withdrawn exceeds $250 million, the Company will accept validly tendered Notes for payment on a pro rata basis (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000), as described in the Offer to Purchase. If



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such proration is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date.

The Company intends to use the net cash proceeds from the GE Transaction to improve its financial flexibility, pay transaction-related deferred taxes and for general corporate purposes including expanding its options for share repurchases and other strategic alternatives. The Company's obligation to accept for purchase and to pay for Notes validly tendered in the tender offer is conditioned on, among other things, the consummation of such sale. The Company has reserved the right to terminate, withdraw, amend or extend the tender offer in its discretion.

The Company has retained Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC and PNC Capital Markets, Inc., to serve as Dealer Managers for the tender offer, and D.F. King & Co., Inc. to serve as the Information Agent. Requests for documents may be directed to the Information Agent by telephone at
(800) 829-6550 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-7445 (collect), Attention: Jenny Lie.

This announcement does not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offer is being made solely by the Offer to Purchase and related Letter of Transmittal.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including digital copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and the GE Transaction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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